UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2020 (April 23, 2020)

Emerald Holding, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38076	42-1775077
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31910 Del Obispo Street Suite 200 San Juan Capistrano, California	92675
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 226-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2020, Amir Motamedi provided notice to the Board of Directors of Emerald Holding, Inc. (the “Company”) (the “Board”) of his resignation, effective as of the close of business on April 23, 2020, as a member of the Board and from all other positions held with the Company and any direct or indirect subsidiary of the Company. Such resignation is not the result of a disagreement with the Company or in connection with any matter relating to the Company's operations, policies or practices.

Item 8.01. Other Items.

The Company also announced with great sadness that Sally Shankland, a member of the Board and the Company’s former Chief Executive Officer and President, passed away on April 20, 2020, after a previously disclosed illness. Ms. Shankland was a Class III director standing for re-election to the Board at the Company’s Annual Meeting of Stockholders to be held on May 13, 2020 (the “2020 Annual Meeting”). Due to the unexpected timing of Ms. Shankland’s passing and the limited period of time until the 2020 Annual Meeting, the Board will not designate a substitute nominee for Ms. Shankland.  The other director nominees named in the Company’s Proxy Statement on Schedule 14A as filed with the Securities and Exchange Commission and first provided to stockholders on or about April 3, 2020 will continue to stand for re-election at the 2020 Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2020		EMERALD HOLDING, INC.

	By:	/s/ David Gosling
David Gosling
Senior Vice President, General Counsel and Secretary